UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported) April 2, 2009

Diligent Board Member Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(212) 741-8181

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Election of Directors.

Effective April 1, 2009, David Liptak has been elected as a director of Diligent Board Member Services, Inc. (“Diligent”) by the holders of Diligent’s Series A Preferred Stock, in accordance with Diligent’s Certificate of Incorporation. Mr. Liptak is the President of the general partner of Spring Street Partners, L.P., which holds two-thirds of the outstanding Series A Preferred Stock. Mr. Liptak does not qualify as independent director under the independence rules used by Diligent pursuant to its listing on the New Zealand Stock Exchange. Mr. Liptak’s committee assignments have not been determined at this point.

David Liptak is the founder, managing member and a senior member of the Executive Committee of Spring Street Partners, L.P., 515 Madison Avenue, 22nd Floor, NY, NY 10022, an investment partnership that is a registered broker/dealer and a member of NASD. Mr. Liptak has been managing Spring Street Partners, L.P. since its founding in 1995 and has been doing so full time since March 2005. In 1992, Mr. Liptak formed West Broadway Partners, Inc., an investment partnership that ultimately managed more than $700 million in investor capital in the West Broadway Partners group of funds. Mr. Liptak was responsible for all trading and management decisions for the West Broadway Partners group of funds. In addition, Mr. Liptak served as Senior Portfolio Manager for West Broadway Partners, LP and West Broadway Partners, Ltd., the firm's domestic and offshore merger arbitrage and event driven funds, and was Chairman of the firm's Executive Committee. Mr. Liptak closed his funds and left the firm in March 2005. Mr. Liptak received a B.A. degree in Economics from Harvard College in 1981. Over his career Mr. Liptak has served on a number of corporate and philanthropic boards, including: Health Integrated, Inc., a privately-held medical and behavioral health and disease management company based in Tampa, FL; Everclean Services, a privately-held food safety services company based in Los Angeles, CA; Orthogene, Inc., a privately-owned orthopedic device and drug discovery company based in New York, NY; and the Bridgeport Roman Catholic Diocese Finance Council, which serves as an advisor to the Archdiocese of Bridgeport.

During the past five years, Mr. Liptak has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it or he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

Item 7.01	Regulation FD Disclosure.

On March 31, 2009, Diligent Board Member Services, Inc. made the following announcement on the New Zealand Stock Exchange:

“Services Share Holding Sells Some Diligent Common Stock. Before today, there were 25 million shares of the common stock of Diligent Board Member Services pledged by Services Share Holding LLC (“Services”) and its members as security for the USD6.8 million loan from Diligent to Services. Services has the right to sell pledged shares provided that the entire proceeds of the sale are applied against the loan. Today, Services sold 2,387,263 shares of the aforementioned common stock to Spring Street Partners LP at a purchase price of USD0.075 (approximately NZD0.133) per share for a total purchase price of USD179,044.76. The entire proceeds of the sale have been paid to Diligent to be applied against interest on the loan. The next interest payment on the loan will be due from Services on October 1, 2009. The number of pledged shares remaining after the transaction is 22,612,737.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILIGENT BOARD MEMBER SERVICES, INC.

Date: April 2, 2009	By: /s/Hunter Cohen
Hunter Cohen
Executive Vice President and
Chief Financial Officer